EHIBIT 23.1


                           CHANG G. PARK, CPA, PH. D.
      2667 CAMINO DEL RIO SOUTH PLAZA B, SAN DIEGO, CALIFORNIA 92108-3707O
         TELEPHONE (858) 722-5953 FAX (858) 761-0341 FAX (858) 433-2979
                           E-MAIL changgpark@gmail.com
________________________________________________________________________________



September 17, 2009





TO WHOM IT MAY CONCERN:


The firm of Chang G. Park, CPA consents to the inclusion of our report of September 4, 2009 on the audited financial statements of Lifestyle Choice Meals, Inc. as of June 30, 2009 and 2008 in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.











Very truly yours,


/s/ CHANG G. PARK
__________________
Chang G. Park, CPA



        MEMBER OF THE CALIFORNIA SOCIETY OF CERTIFIED PUBLIC ACCOUNTANTS
          REGISTERED WITH THE PUBLIC COMPANY ACCOUNTING OVERSIGHT BOARD